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                                                                   Exhibit 10.19


                            (DIGITAL LIGHTWAVE LETTERHEAD)


                                                       15550 Lightwave Drive
                                                       Clearwater, Florida 33760

Mr. Gerry Chastelet                                    Telephone: 727.442.6677
P.O. Box 1430                                          Toll Free: 800.548.9283
Cary, North Carolina 27512                             Fax: 727.442.5660
                                                       info@lightwave.com
                                                       http://www.lightwave.com

                                                       CONFIDENTIAL
                                                       PAGE 1 OF 4

                                                       December 31, 1998

                              RE: Employment Terms
Dear Gerry,

This letter constitutes the employment terms for the position of President and Chief Executive Officer of Digital Lightwave, Inc. (the "Company"). The terms of this letter are subject to paragraphs 20, and 21 hereof.

1. Duties and responsibilities. As President and Chief Executive Officer you will be responsible for the implementation and achievement of the basic goals, operating plans and policies for the Corporation as developed in conjunction with the Chairman of the Board (the "Chairman") and as approved by the Board of Directors of the Company (the "Board"). You will manage the Company according to its business plan to achieve desired profit and return on invested capital. You will direct and coordinate the activities of each unit and department within the Company to attain business objectives and will determine management's direction for most adequately meeting the needs of each major constituency served by the Company, including customers, owner-shareholders, and employees. By exerting personal leadership, you will assure that each of these key interests is served in a manner consistent with Company policy.

     It is expected that you will work with the Chairman and the Board to develop and approve business objectives, policies and plans that improve the Company's profit and growth objectives. You will communicate business objectives and plans within the Company and ensure that plans and policies are promulgated to and implemented by subordinate executives and managers. Further, it is expected that you will set the tone for the Company's relations with its employees, customers, and shareholders by means of policy statements, management actions, and through written and verbal communications.

     Additional responsibilities are to direct the operations to achieve planned performance goals and to develop management systems to effectively control each company unit. You will assure that each operating unit provides those functions required for achieving its business objectives and that each operating unit is properly organized, staffed and directed to fulfill its responsibilities.

     You will be responsible for the development of organization and personnel, products, facilities, technology, and appropriate financial resources to secure the position of the Company and to facilitate its planned development.

     You will direct periodic reviews of the Company's strategic market position and combine this information with corollary analyses of Company products and services, technical capabilities, and financial resources. It should be anticipated that you may act with the Chairman as approved by the Board in planning and directing investigations and negotiations concerning acquisitions and mergers.

                                                    BJZ      GC
                                                   -----    -----
                                                     INITIALS
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Page 2 of 4

Gerry Chastelet
December 31, 1998


2. Execution of Duties. You and the Chairman will work closely together formulating the operating plans for each of the major divisions of the Company. The formulation will include the major goals and objectives for each division for the 1999 year including budgets and staffing and statistical performance measurements. It is expected that you will manage by statistical performance, and require such from all subordinate executives. As part of your duties, you will meet with the Chairman on a weekly basis to provide him with the status of the progress toward attainment of operating plan objectives and on a monthly basis to provide him with a written report on the corporate wide performance based on statistical metrics for each division of the Company and an update of key strategic initiatives. In addition, it is expected that quarterly, you will make a presentation and provide a written report to the Board regarding corporate wide statistical performance and status of attainment of the strategic goals.

3. Board of Director Election. As President and Chief Executive Officer you will be elected to the Board.

4. Exclusive Services and Permanent Residence. During your employment it is expected that you will be a full time employee of the Company. It will be required that your services be exclusive to the Company and that you will devote your productive time and attention to the performance of your duties during the term of employment. It is expected that you will reside within 25 miles of the Company's corporate office.

5. Confidentiality and Intellectual Property Rights Agreement. During your employment, you will occupy a position of trust and confidence and therefore will be required to maintain the confidentiality of Company Information. You will be required, as are all employees, to sign a Confidentiality Agreement and an Assignment of Intellectual Property Rights Agreement, wherein the employee acknowledges and agrees that all intellectual property, inventions and trade secrets are and shall be the sole property of the Company. Both agreements extend beyond cessation of employment.

6. Non-Competition. During any period up to six months, throughout which the Company continues your benefits and salary after cessation of employment, you agree you will not provide services to or engage employment in a company, business enterprise or entity which is a direct competitor of the Company.

7. Compensation. The Company is offering you a base salary of $275,000 per year. Your salary will be increased yearly after review by the Board each year. The amount of increase will be at the discretion of the Board. The Company will also provide you with an executive cash bonus plan as part of a corporate wide executive plan (the "Bonus Plan"). Upon achievement of 100% of your goals, your earned bonus under the Bonus Plan will be 50% of your entire salary. The achievement goals for your Bonus Plan will consist of 80% quantitative and 20% qualitative goals and will be set by the Chairman and approved by the Board prior to 31 January 1999. The quantitative goals must be met at the 50% level to earn the minimum quantitative bonus. The Bonus Plan has no guaranteed level and is not guaranteed for the first year.

8. Sign-on Bonus. You will receive a $150,000 sign-on bonus which is payable $50,000 on April 30, 1999 and $50,000 at each of your next two employment anniversary dates (December 31, 1999 and December 31, 2000).


                                                             BJZ    GC
                                                             ---    --

                                                             Initials
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Page 3 of 4

Gerry Chastelet
December 31, 1998


9. Stock Options and Change of Control Vesting. The Board has approved the issuance to you of 600,000 shares of Common Stock of the Company, of which 100,000 will vest after each six months of employment. For existing employees, the exercise price of optioned shares is the closing market price of the Company's Common Stock on the date immediately prior to the date of award by the Compensation Committee. For new employees, if the award date is prior to the employee's start date the exercise price at the closing market price on the day prior to the employee's start date. In the event that a change of control occurs, you will automatically be vested in all of your outstanding stock options. A change of control shall mean the merger or consolidation of the Company in which the Company is the acquired part, or the sale of all, or substantially all of the assets of the Company or if Bryan J. Zwan and/or his family cease to have voting control of the common stock of the Company.

10. Stock Purchase Plan. Employees of the Company are eligible to purchase shares of Company stock on an attractive basis under its Stock
     Purchase Plan (the "Plan"). In order to be included in the Plan, you must be an employee and elect to participate at the start date of each quarterly Plan. Plans begin about 15 days prior to the beginning of a business quarter.

11. 401(k) Plan. The Company has a 401(k) Plan which provides a 50% matching contribution to employee contributions up to 6% of salary. The 401(k) Plan vests after one year of employment. Usually, if you roll over a 401(k) plan from a prior employment you can participate in the Company's 401(k) Plan immediately, otherwise participation begins 90 days after an employee's start date.

12. Automobile Allowance. You will be given automobile allowance of $1,500 per month.

13. Expense Reimbursement. Hotel, car rentals, meals, etc. will be paid by you at the time of purchase; you will then be reimbursed 100% by the Company. All expenses charged to the Company require justification and approval by the Chief Financial Officer and may be reviewed by the Chairman at his discretion.

14. Benefits. You will be entitled to participate in the insurance and benefit programs of the Company and will also be entitled to receive the normal vacation/holiday allocation. The Company offers a comprehensive insurance package, which includes medical, dental, disability and life insurance. All employees receive 10 paid vacation days, 12 paid holidays, and 5 paid sick days (paid only in the event of illness) per year. The Company's insurance carrier enrolls people only on the first business day of each calendar month, therefore, the Company will enroll you on the first such day after your start of employment.

15. Supplemental Life Insurance. The Company will provide up to a yearly premium of $3,000 to purchase supplemental term life insurance beyond the Company's standard coverage of $100,000.


                                                          BJZ     GC
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                                                           Initials
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Page 4 of 4

Gerry Chastelet
December 31, 1998


16. Temporary Housing and Relocation. The Company will provide an allowance of $21,000 including the applicable tax-gross up to move your household goods by an approved carrier from your current residence to Clearwater, Florida. The Company will also reimburse you for up to $4,000 per month for up to three months of temporary housing expenses and travel, should it become necessary for you to maintain two households. All temporary housing and travel expense reimbursements are made from invoices provided to the Company. Should you resign from the Company within the first twelve months of your employment, you will reimburse the Company in full for any reimbursements or allowances made by the Company on your behalf for relocation expenses and temporary housing and travel expenses.

17. Pay Periods. The Company pays base salary twice a month, on the 15th and final day of each month.

18. At-Will Employment. This letter is not an employment contract. During the entire course of your employment with the Company you will be an at-will employee. This means that you will be free to terminate your employment with the Company at any time, with or without reason, and the Company will have the right to terminate your employment or the employment of others at any time, with or without reason. This employment relationship may only be altered by written agreement signed by the Chairman as approved by the Board.

19. Return of Company Equipment. The Company may supply you with equipment to perform the functions of your position. All items provided to you for your use as an employee remains the property of the Company and you specifically agree to return all items given to you within seven (7) days of cessation of employment with the Company. Further, you agree you will reimburse the Company in full for any costs, including but not limited to attorney's fees, it incurs in securing return of any property not returned after seven days.

20. Duration of Offer. This offer is valid until the close of business December 31, 1998 (the "Offer Period").

21. Start of Employment. The Company would like to commence your employment on the last day of the Offer Period (December 31, 1998). On your start date you are required to bring verification of your employment eligibility. Some examples of acceptable forms of verification of eligibility include a passport, or driver's license/photo ID and social security card, or driver's license/photo ID and birth certificate. If you are not a U.S. citizen, proof of employment eligibility in the U.S. is required. Original documents are required--not photocopies, unless they are officially certified copies.

Best Regards,
Digital Lightwave, Inc.


/s/ BRYAN J. ZWAN
-------------------------------------
    Dr. Bryan J. Zwan
    Chairman of the Board



                                        Acknowledgment of receipt and
                                        acceptance of the foregoing:


                                        /s/  Gerry Chastelet     Dec. 31, 1998
                                        --------------------------------------
                                        Gerry Chastelet               Date